EXHIBIT 99.1

BBSI Reports Strong First Quarter 2025 Financial Results

- Revenues up 10% to $292.6 Million with Gross Billings up 9% to $2.09 Billion -

VANCOUVER, Washington, May 7, 2025 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2025.

All share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the four-for-one stock split that was distributed in the form of a stock dividend in June 2024 (the “Stock Split”).

First Quarter 2025 Financial Summary vs. Year-Ago Quarter

•
Revenues up 10% to $292.6 million.
•
Gross billings up 9% to $2.09 billion.
•
Average worksite employees (“WSEs”) up 8%.
•
Net loss of $1.0 million, or $(0.04) per diluted share, compared to net loss of $0.1 million, or $(0.01) per diluted share.

“BBSI delivered a strong start to the year, highlighted by record gross and net WSE additions and continued high client retention,” said Gary Kramer, President and CEO of BBSI. “Our January 1st benefits selling season was our strongest ever, and we’ve seen those favorable trends continue. While the demand environment has become more complex given ongoing macroeconomic uncertainty, we believe BBSI is well suited to navigate these dynamics. Our consistent execution, differentiated service model, and strong client relationships position us to continue driving sustainable growth and long-term value.”

First Quarter 2025 Financial Results

Revenues in the first quarter of 2025 increased 10% to $292.6 million compared to $265.8 million in the first quarter of 2024.

Total gross billings in the first quarter of 2025 increased 9% to $2.09 billion compared to $1.91 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, specifically resulting from increased WSEs from net new clients and client hiring, as well as higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.4% in the first quarter of 2025 and benefited from lower workers’ compensation costs including favorable prior year liability and premium adjustments of $3.8 million. This compares to 2.6% in the first quarter of 2024, which included favorable prior year liability and premium adjustments of $3.0 million.

Net loss for the first quarter of 2025 was $1.0 million, or $(0.04) per diluted share, compared to a net loss of $0.1 million, or $(0.01) per diluted share, in the year-ago quarter. Due to seasonality in payroll tax expense, the Company typically incurs lower margins at the beginning of each year.

Liquidity

As of March 31, 2025, unrestricted cash and investments were $99.1 million compared to $121.9 million at the end of 2024. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased $9.1 million of stock in the first quarter, comprising 228,376 shares at an average price of $39.85. At March 31, 2025, approximately $20.7 million remained available under the repurchase program.

The Company paid $2.1 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on June 6, 2025, to all stockholders of record as of May 23, 2025.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $11 million.

Outlook

BBSI continues to expect the following for 2025:

•
Gross billings growth of 7% to 9%.
•
Growth in the average number of WSEs of 4% to 6%.
•
Gross margin as a percent of gross billings of 2.85% to 3.10%.
•
Effective annual tax rate to remain at 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, May 7, 2025, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended March 31, 2025.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 7, 2025
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 62498

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 7, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1162498

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2025 and 2024.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2025	2024
Gross billings	$2,088,669	$1,907,549
PEO and staffing wages	$1,809,468	$1,656,443

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2025	2024
PEO and staffing wages	86.6%	86.8%
Payroll taxes and benefits	9.0%	8.5%
Workers' compensation	2.4%	2.6%
Gross margin	2.0%	2.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended March 31,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth
Average WSEs	132,459	7.6%	123,050	3.1%
Ending WSEs	133,699	7.1%	124,785	2.8%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration and tariffs; natural disasters; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs, particularly with regard to health insurance benefits; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effect of changing interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2024 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$31,977	$55,367
Investments	67,160	66,492
Trade accounts receivable, net	261,291	234,533
Income taxes receivable	3,232	2,662
Prepaid expenses and other	29,502	18,698
Restricted cash and investments	138,490	97,690
Total current assets	531,652	475,442
Property, equipment and software, net	59,337	56,781
Operating lease right-of-use assets	22,028	20,329
Restricted cash and investments	108,303	134,454
Goodwill	47,820	47,820
Other assets	6,139	6,205
Deferred income taxes	3,288	4,477
Total assets	$778,567	$745,508
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,634	$6,787
Accrued payroll and related benefits	230,983	215,648
Payroll taxes payable	65,042	49,685
Current operating lease liabilities	6,521	6,231
Current premium payable	80,543	31,134
Other accrued liabilities	9,600	10,330
Workers' compensation claims liabilities	37,438	39,081
Total current liabilities	437,761	358,896
Long-term workers' compensation claims liabilities	83,790	89,365
Long-term premium payable	16,354	49,840
Long-term operating lease liabilities	16,635	15,215
Customer deposits and other long-term liabilities	10,676	10,788
Stockholders' equity	213,351	221,404
Total liabilities and stockholders' equity	$778,567	$745,508

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2025	2024
Revenues:
Professional employer services	$274,926	$246,189
Staffing services	17,640	19,593
Total revenues	292,566	265,782
Cost of revenues:
Direct payroll costs	13,306	14,717
Payroll taxes and benefits	187,006	161,895
Workers' compensation	49,630	49,603
Total cost of revenues	249,942	226,215
Gross margin	42,624	39,567
Selling, general and administrative expenses	44,838	42,414
Depreciation and amortization	1,958	1,852
Loss from operations	(4,172)	(4,699)
Other income (expense):
Investment income, net	2,620	3,274
Interest expense	(44)	(44)
Other, net	58	66
Other income, net	2,634	3,296
Loss before income taxes	(1,538)	(1,403)
Benefit from income taxes	(517)	(1,267)
Net loss	$(1,021)	$(136)
Basic loss per common share (1)	$(0.04)	$(0.01)
Weighted average number of basic common shares outstanding (1)	25,809	26,280
Diluted loss per common share (1)	$(0.04)	$(0.01)
Weighted average number of diluted common shares outstanding (1)	25,809	26,280

(1) Prior period results have been adjusted to reflect the Stock Split.

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com